KPMG Peat Marwick LLP






                          Independent Auditors' Consent


The Stockholders and the
   Board of Directors of
   JSB Financial, Inc.:


We consent to incorporation by reference in the registration statement (Nos. 33-37217, 33-36491 and 33-36490) on Form S-8 of JSB Financial, Inc. of our report dated January 30, 1997, relating to the consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference to the December 31, 1996 Annual Report on Form 10-K of JSB Financial, Inc. Our report included an explanatory paragraph that described the adoption of a new accounting principle as discussed in the notes to those statements.




                              KPMG PEAT MARWICK LLP


Jericho, New York
March 26, 1997